
                                  NSAR ITEM 77O

                          VK California Municipal Trust
                               10f-3 Transactions

  Underwriting #        Underwriting           Purchased From         Amount of shares       % of              Date of
                                                                        Purchased          Underwriting        Purchase


         1             Sacramento Cogener        Bear Stearns            1,000,000           1.160%             08/20/98




Other Firms participating in Underwriting:


Underwriting for # 1

Bear, Stearns & Co. Inc.
Goldman, Sachs & Co.
Artemis Capital Group, Inc.
J.P. Morgan Securities Inc.
Lehman Brothers
Morgan Stanley Dean Witter